UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2012

CSG SYSTEMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27512	47-0783182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9555 Maroon Circle, Englewood, CO		80112
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 200-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Transaction Overview. On November 9, 2012, CSG Systems International, Inc. (“CSG”) refinanced its existing term bank debt and revolving credit agreement with a new debt arrangement with a consortium of banks. CSG had previously taken out the existing credit facility as part of its acquisition of Intec Telecom Systems PLC in December 2010. CSG refinanced its existing debt to take advantage of improved market conditions, as compared to when the debt was originally secured. The key benefits of the refinanced agreement include: (i) an increase in the tenor of the loan from 2015 to 2017; (ii) a reduction in the interest rate and other fees; and (iii) financial and other restrictive covenants that are better or equal to that of the existing agreement. The new debt agreement does not materially change CSG’s liquidity or capital resources position.

Transaction Details. On November 9, 2012, CSG entered into an amended and restated $250 million credit agreement (the “2012 Credit Agreement”) with RBC Capital Markets, Wells Fargo Securities LLC, HSBC Securities (USA) Inc., and BBVA Securities Inc. as joint lead arrangers and joint bookmanagers; HSBC Bank USA, National Association and BBVA Compass, as co-documentation agents; Wells Fargo Bank, National Association, as syndication agent; Royal Bank of Canada, as swingline lender and issuing bank; and Royal Bank of Canada as administrative agent. The 2012 Credit Agreement replaced the credit agreement that CSG entered into in September 2010 in conjunction with the Intec acquisition (the “2010 Credit Agreement”).

The 2012 Credit Agreement provides borrowings in the form of: (i) a $150 million aggregate principal five-year term loan (the “2012 Term Loan”); and (ii) a $100 million aggregate principal five-year revolving loan facility (the “2012 Revolver”). With the $150 million proceeds from the 2012 Term Loan, and $18 million of existing cash, CSG repaid the term loan under the 2010 Credit Agreement.

The interest rates under the 2012 Credit Agreement are based upon CSG’s choice of an adjusted LIBOR rate plus an applicable margin of 2.00% - 2.75%, or an alternate base rate plus an applicable margin of 1.00% -1.75%, with the applicable margin, depending on CSG’s then-net secured total leverage ratio. CSG will pay a commitment fee of 0.375% on the average daily unused amount of the 2012 Revolver.

The 2012 Credit Agreement includes mandatory repayments of the aggregate principal amount of the 2012 Term Loan (payable quarterly) for the first, second, third, fourth, and fifth years, with the remaining principal balance due at maturity. The 2012 Credit Agreement has no prepayment penalties and requires mandatory repayments under certain circumstances, including: (i) asset sales or casualty proceeds; and (ii) proceeds of debt or preferred stock issuances. The 2012 Credit Agreement also provides for an early termination date of December 1, 2016, if CSG’s $150 million of 3.0% senior subordinated convertible notes due March 1, 2017 (“2010 Convertible Notes”), are still outstanding and CSG does not have combined unrestricted cash and cash equivalents and unused availability under the 2012 Revolver of at least $200 million in the aggregate as of that date.

The 2012 Credit Agreement contains customary affirmative covenants. In addition, the 2012 Credit Agreement has customary negative covenants that places limits on CSG’s ability to: (i) incur additional indebtedness; (ii) create liens on its property; (iii) make investments; (iv) enter into mergers and consolidations; (v) sell assets; (vi) declare dividends or repurchase shares; (vii) engage in certain transactions with affiliates; (viii) prepay certain indebtedness, including the 2010 Convertible Notes; and (ix) issue capital stock of subsidiaries. CSG must also meet certain financial covenants to include: (i) a maximum total leverage ratio; (ii) a maximum secured leverage ratio; (iii) a minimum interest coverage ratio; and (iv) a limitation on capital expenditures.

In conjunction with the 2012 Credit Agreement, CSG also entered into a security agreement in favor of a financial institution as collateral agent (the “Security Agreement”). Under the Security Agreement and 2012 Credit Agreement, all of CSG’s domestic subsidiaries have guaranteed its obligations, and CSG and such subsidiaries have pledged substantially all of its assets to secure the obligations under the 2012 Credit Agreement and such guarantees.

The 2012 Credit Agreement will be filed with CSG’s Annual Report on Form 10-K for the year ended December 31, 2012.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01”, Entry into a Material Definitive Agreement, is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2012

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Randy R. Wiese
Randy R. Wiese,
Chief Financial Officer and
Principal Accounting Officer

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